Exhibit 10.1

EMPLOYEE NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Grantee:

Grant Date:

Total Number of Shares Subject to Option:

Exercise Price per Share:	$ .

Expiration Date:

AWARD OF NONQUALIFIED STOCK OPTION

Geospace Technologies Corporation (the “Company”), pursuant to the Geospace Technologies Corporation 2014 Long-Term Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Grant Date set forth above, a nonqualified stock option (the “Option”) to purchase                 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”) for the exercise price set forth above for each Share subject to the Option, subject to adjustment as provided in the Plan. The Option is exercisable in installments upon the satisfaction of both (1) the performance based vesting conditions set forth in the performance based vesting conditions schedule below (the “Performance Based Vesting Conditions”) and (2) the service based vesting conditions set forth in the service based vesting conditions schedule below (the “Service Based Vesting Conditions”) (provided that you do not incur a Termination of Employment prior to the applicable anniversary of the Grant Date) with the exercise price payable at the time of exercise. To the extent not exercised, installments shall be cumulative so that any portion of the Option that is exercisable shall remain exercisable until the earlier of the Expiration Date or the close of the period of exercisability upon your Termination of Employment specified in the attached Terms and Conditions of Employee Nonqualified Stock Option Award Agreements (the “Terms and Conditions”).

Performance Based Vesting Conditions

Performance Target

Percentage of Total Number of Shares Subject to the Option For Which a
Performance Condition Has Been Satisfied (Inclusive of the Percentage of
Total Number of Shares Subject to the Option for Which a Performance
Condition Was Previously Satisfied)

Below Tier I Performance Target	0%
Tier I Level Performance Target	33%
Tier II Level Performance Target	67%
Tier III Level Performance Target	100%

For purposes of this Award Agreement:

“Applicable Closing Stock Price” means the average closing price of one share of Common Stock for any twenty (20) consecutive trading days during the Performance Period.

“Initial Stock Price” means the average closing price of one share of Common Stock for the twenty (20) consecutive trading days immediately preceding the first day of the Performance Period, $            .

“Performance Period” means the five-year period commencing on the Grant Date and ending on the fifth anniversary of the Grant Date.

“Tier I Performance Target” means the achievement of a TSR of [X]% or more.

“Tier II Performance Target” means the achievement of a TSR of [Y]% or more.

“Tier III Performance Target” means the achievement of a TSR of [Z]% or more.

“Total Shareholder Return” or “TSR” means the total percentage return per share of Common Stock during the Performance Period based on the Initial Stock Price and the Applicable Closing Stock Price, and assuming contemporaneous reinvestment in the Common Stock of all dividends and other distributions at the closing price of one share of Common Stock on the date such dividend or other distribution was paid.

Service Based Vesting Conditions

Anniversary of Grant Date

Percentage of Total Number of Shares Subject to the Option For Which a
Service Condition Has Been Satisfied (Inclusive of the Percentage of Total
Number of Shares for Which a Service Condition Was Previously Satisfied)

Before First Anniversary	0%
First Anniversary	33%
Second Anniversary	67%
Third Anniversary	100%

Illustrative Examples

If a Tier II Performance Target is achieved before the first anniversary of the Grant Date then (1) on the first anniversary of the Grant Date (assuming you have not previously incurred a Termination of Employment) you will be entitled to exercise the Option with respect to 33% of the shares of Common Stock originally subject to the Option (as adjusted pursuant to the anti-dilution provisions of the Plan) and (2) on the second anniversary of the Grant Date (assuming you have not previously incurred a Termination of Employment) you will be entitled to exercise the Option with respect to an additional 34% of the shares of Common Stock originally subject to the Option (as adjusted pursuant to the anti-dilution provisions of the Plan). Assuming that no further performance conditions are satisfied during the Performance Period, the remaining shares of Common Stock subject to the Option would be forfeited.

If a Tier I Performance Target is achieved before the first anniversary of the Grant Date and a Tier III Performance Target is achieved before the second anniversary of the Grant Date, then (1) on the first anniversary of the Grant Date (assuming you have not previously incurred a Termination of Employment) you will be entitled to exercise the Option with respect to 33% of the shares of Common Stock originally subject to the Option (as adjusted pursuant to the anti-dilution provisions of the Plan) and (2) on the second anniversary of the Grant Date (assuming you have not previously incurred a Termination of Employment) you will be entitled to exercise the Option with respect to the remaining 67% of the shares of Common Stock originally subject to the Option (as adjusted pursuant to the anti-dilution provisions of the Plan). Assuming that no further performance conditions are satisfied during the Performance Period, the remaining shares of Common Stock subject to the Option would be forfeited.

If a Tier I Performance Target is not achieved during the five-year Performance Period, the Option will forfeited and will never be exercisable even if the service based vesting condition has been satisfied in full.

General

The Option will expire and may not be exercised after the Expiration Date.

If a Change of Control of the Company occurs or you incur a Termination of Employment, your rights under the Option will be determined as provided in the Terms and Conditions.

Upon your exercise of the Option the Company shall cause to be issued to you the Shares for which the Option is exercised, and such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. You may obtain a copy of the Plan Prospectus by requesting it from the Company.

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.

In accepting the award of the Option set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

GEOSPACE TECHNOLOGIES CORPORATION

ACCEPTED

Employee

GEOSPACE TECHNOLOGIES CORPORATION

TERMS AND CONDITIONS

OF

EMPLOYEE NONQUALIFIED STOCK OPTION AWARD AGREEMENTS

These Terms and Conditions are applicable to an award of a nonqualified stock option (the “Option”) granted pursuant to the Geospace Technologies Corporation 2014 Long-Term Incentive Plan (the “Plan”) that is not intended to be an incentive stock option that satisfies the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). These Terms and Conditions are incorporated as part of the Nonqualified Stock Option Award Agreement setting forth the terms of the Option (the “Agreement”).

1.	TERMINATION OF EMPLOYMENT. The following provisions will apply in the event you incur a Termination of Employment before the fifth anniversary of the Grant Date (the “Fifth Anniversary Date”) specified in the Agreement:

1.1 Termination of Employment Generally. If you incur a Termination of Employment on or before the Fifth Anniversary Date for any reason other than one of the reasons described in Sections 1.2 and 1.3 below, then on the date you incur a Termination of Employment, the Option will be forfeited as to the number of Shares then subject to the Service Based Vesting Conditions and the Performance Based Vesting Conditions that have not been satisfied. For the avoidance of doubt, if you incur a Termination of Employment for any reason, the Option will not continue to vest after your Termination of Employment. The Committee shall determine, in its sole discretion, whether you have incurred a Termination of Employment.

1.2 Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you incur a Termination of Employment due to your Disability before the Fifth Anniversary Date, all remaining Service Based Vesting Conditions shall immediately be fully satisfied on the date of your Termination of Employment due to your Disability and the Option will be fully exercisable only with respect to the number of Shares then subject to the Option for which the Performance Based Vesting Conditions have been satisfied as of the date of your Termination of Employment. The Option will be forfeited as to the number of Shares then subject to the Performance Based Vesting Conditions that have not been satisfied as of the date of your Termination of Employment due to your Disability.

1.3 Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Fifth Anniversary Date and before you otherwise incur a Termination of Employment, all remaining Service Based Vesting Conditions shall immediately be fully satisfied on the date of your death and the Option will be fully exercisable only with respect to the number of Shares then subject to the Option for which the Performance Based Vesting Conditions have been satisfied as of the date of your death. The Option will be forfeited as to the number of Shares then subject to the Performance Based Vesting Conditions that have not been satisfied as of the date of your death.

2. PERIOD OF EXERCISABILITY FOLLOWING TERMINATION OF EMPLOYMENT. The Option, to the extent vested and exercisable, will terminate on the earlier of (1) the Expiration Date of the Option or (2) one day less than three months after the date you incur a Termination of Employment for any reason other than your death or Disability. During this period, you may exercise the Option in respect of the number of shares that were vested on the date of your Termination of Employment. If you incur a Termination of Employment due to your death or Disability before the Expiration Date, the Option will terminate on the earlier of (1) the Expiration Date of the option or (2) the first anniversary of the date on which you incur a Termination of Employment. During this period you or your executors, administrators or any person to whom the Option may be transferred by will or by the laws of descent and distribution, as the case may be, may exercise the Option.

3. CHANGE OF CONTROL. Notwithstanding any other provision of the Agreement or these Terms and Conditions relating to vesting, if a Change of Control occurs before the the earlier to occur of (1) the Fifth Anniversary Date or (2) your Termination of Employment prior to the date of a Change of Control, then the Option will be fully exercisable and shall remain exercisable until the earlier of the Expiration Date or the close of the period of exercisability upon your Termination of Employment specified in Section 2 above.

5. EXERCISE. When the Option is exercisable, you may exercise the Option by delivering this original Agreement and an exercise notice to the Company in a form acceptable to the Committee that specifies the number of Shares with respect to which the Option is being exercised and contains such other representations and agreements as may be required by the Committee. The exercise notice must be accompanied by cash payment of the exercise price for the exercised shares or other form of payment in accordance with Section 6 below. You must also make provision to satisfy applicable tax withholding obligations (if any).

6. METHOD OF PAYMENT. When you exercise the Option, you may pay the exercise price by any combination of the following: (a) cash, certified check, bank draft or postal or express money order, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company), or (c) any other form of payment acceptable to the Committee in its sole discretion.

7. TAXES AND TAX WITHHOLDING. You should consult with your tax advisor concerning the tax consequences of exercising the Option. To the extent that the receipt of the Option or the Agreement, the vesting of the Option or the exercise of the Option results in income to you for federal, state or local income, or other tax purposes with respect to which the Company or an Affiliate has a withholding obligation, You must deliver to the Company at the time of such exercise such amount of money as the Company or an Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from the Shares subject to the Option or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, including (without limitation) shares subject to the Option sufficient to satisfy the withholding obligation.

8. NONTRANSFERABILITY. The Option and the Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and the Option shall be exercisable during your lifetime only by you.

9. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Option shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

10. NO RIGHTS AS A STOCKHOLDER. You will not have any rights as a stockholder of the Company with respect to any Shares covered by the Option until the date of the issuance of the Shares following exercise of the Option pursuant to the Agreement and the Terms and Conditions and payment for the Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares are issued.

11. SECURITIES ACT LEGEND. You consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

12. LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

13. DATA PRIVACY. The Company’s Treasury Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the grantees and the nonqualified stock options granted for all employees, Employees and directors in the Company and its Affiliates worldwide.

The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of shares of stock subject to any award (“Personal Data”). From time to time the Company may transfer certain of your Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

In accepting the award of the Option, you hereby expressly acknowledge that you understand that from time to time the Company and its Affiliates may transfer your Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

Further, in accepting the award of the Option, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Personal Data by the Company and its Affiliates to Data Recipients for the Purposes from time to time.

14. FORFEITURE AND RECOUPMENT OF PROCEEDS. The provisions of this Section 14 are intended to protect the Company’s goodwill, which you acknowledge and agree is a unique and valuable asset of the Company.

14.1. Forfeiture Due to Engagement in Prohibited Activities. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in any of the behavior(s) prohibited in Section 15.1 at any time after the Grant Date, or any of Section 15.2, Section 15.3 or Section 15.4 during the applicable time-period(s) specified in those Sections, then, to the extent determined by the Committee in its sole discretion, all or a portion of your rights under the Option, still outstanding at that time, shall immediately terminate and become null and void.

14.2 Forfeiture and Recoupment of Proceeds Due to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, and you are then a current or former executive officer of the Company you shall forfeit and must repay to the Company any compensation awarded under this Agreement to the extent specified in any of the Company’s compensation recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission Committee under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

15.	PROHIBITED ACTIVITIES.

15.1 Prohibited Disclosure of Confidential Information. You agree that, in the discretion of the Committee, the Option may be forfeited in whole or in part if you make any unauthorized disclosure of any Confidential Information of the Company or any of its Affiliates, or make any use of such Confidential Information, except in the carrying out of your responsibilities for the Company or any of its Affiliates, and such unauthorized disclosure or use of Confidential Information is materially and demonstrably injurious to the Company or any of its Affiliates.

For purposes of these Terms and Conditions, “Confidential Information” means and includes the Company’s or any of its Affiliate’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information and strategies discussed in Plan Meetings, human resources information such as salary and budget information, performance ratings and headcount numbers, information about underperforming districts or contracts, and cost structures as well as, information regarding customers, employees, vendors, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement plans and procedures, and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s or any of its Affiliate’s relationship with that customer); pricing strategies and price curves; plans and strategies for divestitures, mergers, expansion or acquisitions; budgets; customer lists; research and development projects and results; financial and sales data; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; service strategies, prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company or any of its Affiliates; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to Employees or other service providers; and other such confidential or proprietary information.

15.2 Prohibition Against Solicitation of Customers. Ancillary to the grant of the Option, to protect the Company’s goodwill, and in consideration for the grant of the Option and any transfer of Common Stock pursuant to any exercise of the Option by you, by accepting the Option you agree that, in the discretion of the Committee, the Option may be forfeited in whole or in part if within eighteen (18) months following the date you incur a Termination of Employment for any reason, you call on, service, solicit, or accept competing business from customers of the Company or any of its Affiliates with whom you, within the previous eighteen (18) months, (i) had or made contact, or (ii) had access to information and files regarding, and such action is materially and demonstrably injurious to the Company or any of its Affiliates.

15.3 Prohibition Against Solicitation of Employees. Ancillary to the grant of the Option, to protect the Company’s goodwill, and in consideration for the grant of the Option and any transfer of Common Stock pursuant to any exercise of the Option by you, by accepting the Option you agree that, in the discretion of the Committee, the Option may be forfeited in whole or in part if within twenty-four (24) months following the date you incur a Termination of Employment you:

(i) either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or any of its Affiliates to terminate his or her employment with the Company or any of its Affiliates, or

(ii) assist any other person or entity in such a solicitation.

15.4 Other Prohibited Activities. Ancillary to the grant of the Option, to protect the Company’s goodwill, and in consideration for the grant of the Option and any transfer of Common Stock pursuant to any exercise of the Option by you, by accepting the Option you agree that, in the discretion of the Committee, the Option may be forfeited in whole or in part if during your affiliation with the Company you engage in fraud, embezzlement or other felony that is detrimental to the Company or any of its Affiliates.

15.5 Determinations. All determinations under this Section 15, including whether you have engaged in any of the activities described in any of Sections 15.1, 15.2, 15.3 or 15.4 shall be made by the Committee in its sole discretion.

16. ACKNOWLEDGMENTS AND AGREEMENTS BY YOU. In accepting the award of the Option you acknowledge and agree as follows:

(i) you have helped to develop the Company’s goodwill, including the relationships the Company has developed with its customers and employees and their identities, and are capable of diverting that goodwill;

(ii) the consideration for the non-solicitation and confidentiality agreements contained in Sections 15.1 through 15.3, the grant of the Option and the transfer of shares of Common Stock pursuant to the Option, are reasonably related to the Company’s interest in protecting its goodwill;

(iii) you have no right to be granted the Option but rather, the grant of the Option is in the sole discretion of the Committee;

(iv) the Confidential Information constitutes a valuable, special, and unique asset used by the Company and its divisions in their business to obtain a competitive advantage over their competitors who do not have access to such Confidential Information;

(v) protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its divisions in maintaining their competitive position;

(vi) the restrictions of Section 15.2 are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing; and

(vii) you shall bear sole responsibility for the amount of any taxes paid by you with respect to your exercise of the Option, notwithstanding any subsequent recoupment under Section 14.2 of the proceeds of such Option exercise by the Company.

17. OTHER AGREEMENTS. Nothing in these Terms and Conditions is intended to reduce the Company’s protections or your obligations under (1) any other agreement between you and the Company or any of its Affiliates, (2) the common law, or (3) any applicable state or federal statute.

18. GOVERNING LAW AND VENUE. The Plan, these Terms and Conditions and the award of the stock option set forth in the Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, these Terms and Conditions and the award of the Option to the substantive law of another jurisdiction. In accepting the award of the Option you are deemed to agree to submit to the exclusive jurisdiction and venue of the federal or state courts of Harris County, Houston, Texas, to resolve any and all issues that may arise out of or relate to the Plan, these Terms and Conditions and the award of the Option.

19. SEVERABILITY AND BLUE PENCILING. If any single Section or clause of these Terms and Conditions should be found unenforceable, it shall be severed and the remaining Sections and clauses of these Terms and Conditions shall be enforced in accordance with the intent of these Terms and Conditions. If any particular provision of these Terms and Conditions shall be adjudicated to be invalid or unenforceable, the Company and you specifically authorize the court making such determination to edit the invalid or unenforceable provision to allow these Terms and Conditions, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

20. MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.